Exhibit 3.1

AMENDMENT NO. 1 TO

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

STAR GROUP, L.P.

THIS AMENDMENT NO. 1 (the “Amendment”) dated as of March 24, 2023 TO THE THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP dated as of November 1, 2017 (the “Partnership Agreement”) of STAR GROUP, L.P. (the “Partnership”), is entered into by and among KESTREL HEAT, LLC, a Delaware limited liability company (the “General Partner”), and those persons who are or become partners in the Partnership or parties hereto as provided herein.

RECITALS:

A.
The General Partner proposes to enter into a Unit Purchase Rights Agreement dated as of the date hereof (the “Rights Agreement”), with Computershare Trust Company, N.A., a federally chartered trust company, as rights agent (the “Rights Agent”), pursuant to which the Partnership shall, among other things, declare a distribution of one right (a “Right”) to purchase one Common Unit for each outstanding Unit.

B.
In order to effect the transaction contemplated by the Rights Agreement, it is necessary to amend the Partnership Agreement as provided herein.

C.
The General Partner has the authority to adopt certain amendments to the Partnership Agreement without the approval of any Limited Partner or Assignee to reflect, among other things: (i) subject to the terms of Section 4.4 of the Partnership Agreement, any change that is necessary or desirable in connection with the authorization for issuance of any class or series of Partnership Securities pursuant to Section 4.4 and (ii) a change that, in the sole discretion of the General Partner, does not adversely affect the Limited Partners in any material respect.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

1.
Upon the Distribution Date (as such term is defined in the Rights Agreement), the Partnership Agreement shall be amended automatically as follows:

a.
To incorporate by this reference into the Partnership Agreement as new Article XXI all of the terms and provisions of the Rights Agreement.

b.
To amend Article V to add the following new Section 5.11:

“Section 5.11 Special Provisions Relating to Adjustment of Minimum Quarterly Distribution in Connection with Rights.

(a)
Upon the date (the “Trigger Date”) of a Triggering Event as defined in the Rights Agreement), the Minimum Quarterly Distribution and First Target Distribution (collectively, the “Distribution Levels”) shall each automatically be adjusted so that the

Distribution Levels thereafter shall equal the result obtained by multiplying the Distribution Levels in effect immediately prior to the date of a Triggering Event by the Distribution Ratio (defined below).

(b)
The distribution ratio (the “Distribution Ratio”) shall equal a fraction the numerator of which shall be the number of Units outstanding on the Trigger Date, plus the number of Common Units or other Partnership Securities, as the case may be, that the aggregate exercise price of the Rights would purchase at the per unit market price for the Common Units on the Trigger Date and the denominator of which shall be the number of Units outstanding on the Trigger Date, plus the number of Common Units or other Partnership Securities, as the case may be, that would be issuable upon the exercise in full of the Rights; provided, however, that if the General Partner shall have exercised the option pursuant to Section 24 of the Rights Agreement to exchange all or a part of the then outstanding and exercisable Rights for Common Units or other Partnership Securities, as the case may be, then the Distribution Ratio shall be adjusted accordingly to reflect the number of Common Units or other Partnership Securities, as the case may be, that would be issuable in connection with such exchange.”

2.
The Partnership Agreement is hereby amended, effective immediately, as follows:

a.
To amend the and restate definition of “Rights Agreement” in its entirety to read as follows:

“‘Rights Agreement’ means that certain Unit Purchase Rights Agreement, dated as of March 24, 2023, a copy of which is attached hereto as Exhibit A. Any capitalized terms used in Section 15.3(f) that are not defined herein are defined in the Rights Agreement.”

b.
To amend Section 5.6(a) to delete the reference therein to Section 4.8 and to replace such reference to “Section 4.7.”

3.
Capitalized terms that are used herein without definition shall have the meanings ascribed to them in the Partnership Agreement unless otherwise indicated.

4.
The Partnership Agreement, as amended hereby, remains in full force and effect.

5.
This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

GENERAL PARTNER:

KESTREL HEAT, LLC

By: /s/ Richard F. Ambury

Name: Richard F. Ambury

Title: Chief Financial Officer, Executive Vice President,

Treasurer and Secretary

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to the Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner

By: KESTREL HEAT, LLC

General Partner, as attorney-in-fact for all Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 1.4 of the Partnership Agreement.

By: /s/ Richard F. Ambury

Name: Richard F. Ambury

Title: Chief Financial Officer, Executive Vice President,

Treasurer and Secretary

Signature Page – Amendment No. 1 to

Third Amended and Restated Agreement of Limited Partnership

of Star Group, L.P.